Exhibit 99.1

Hercules Offshore Responds to Unrest in Nigeria

HOUSTON, May 14, 2007 /PRNewswire-FirstCall/ — Hercules Offshore, Inc. (Nasdaq: HERO) today announced that it is taking precautionary measures with its liftboat operations in Nigeria because of the current unrest arising out of the recently held local and national elections and the resulting decision of its customer, Chevron Nigeria Ltd., to temporarily cease certain operations to protect the safety of personnel. In response to the unrest, Hercules has developed a security plan with Chevron. Under the plan, Hercules Offshore will evacuate all non-essential expatriate personnel from Nigeria. Hercules Offshore will also move ten liftboats currently operating for Chevron to a more protected area in Nigeria and temporarily cease operating those vessels. Three vessels will continue to operate for Chevron under increased security precautions. Two vessels utilized by Chevron are currently in the shipyard undergoing scheduled maintenance. Hercules Offshore’s response to the unrest will not affect one vessel currently operating in a more protected area offshore Nigeria for another customer nor another vessel that is expected to commence operations in Ghana in early June 2007. The company cannot predict when conditions will improve and normal operations can resume. During this period of lay-up, the affected vessels are expected to earn a stand-by rate of 75% of the normal operating rate. Hercules Offshore expects that the two vessels currently undergoing scheduled maintenance will receive either the 75% stand-by rate or the full operating rate upon completion of the maintenance, depending on when the repairs are completed. Hercules Offshore’s seventeen West African liftboats constitute the entirety of the company’s International Marine Services segment.

Randy Stilley, Chief Executive Officer and President of Hercules Offshore stated, “The safety of our personnel is our highest priority. Our response to the current situation in Nigeria is the outcome of the careful execution of our security and emergency response plans. Our security personnel and managers in Nigeria, as well as our emergency response committee in Houston, will continue to monitor the situation closely. We are working with Chevron to safely cease operations of the affected vessels and get our people and equipment out of harm’s way. We are hopeful that the situation in Nigeria will improve promptly after the inauguration of the newly elected president so that we can resume normal operations. In the meantime, we will take advantage of the opportunity to accelerate the scheduled maintenance and repair of some of the affected vessels in order to maximize the utilization rates of the vessels once we resume our normal operations.”

Headquartered in Houston, Hercules Offshore operates a fleet of nine jackup drilling rigs and 64 liftboats. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

SOURCE Hercules Offshore, Inc.

Stephen M. Butz, Vice President and Treasurer of Hercules Offshore, Inc., +1-713-979-9832

http://www.herculesoffshore.com

The information and statements made herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated operating rates, maintenance and repair schedules and commencement dates of new contracts. Such statements are subject to a number of risks, uncertainties and assumptions, including without limitation cancellation of certain contracts earlier than expected, operational difficulties, increased unrest in Nigeria, shipyard and other delays and other factors described in Hercules Offshore’s annual report on Form 10-K and its most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or Hercules Offshore’s website at www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.